UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 20, 2006

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in Its Charter)

OHIO

(State or Other Jurisdiction of Incorporation)

0-8076	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(513) 534-5300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 20, 2006, Fifth Third Bancorp (the “Company”) issued a press release announcing that it had selected Christopher G. Marshall as the Company’s new Chief Financial Officer. Mr. Marshall will receive an annual salary of $500,000 and, on the first day of the quarter following his start date, Mr. Marshall will receive an equity grant valued at $700,000 consisting of stock appreciation rights and/or restricted stock that will vest after four years. Mr. Marshall will also be eligible to receive equity-based compensation under the Company’s Incentive Compensation Plan, receive annual incentive awards in the Variable Compensation Plan and participate in the Company’s Nonqualified Deferred Compensation, 401(k) and other benefit plans.

Item 5.02 Appointment of Principal Officer

As disclosed in Item 1.01 above, on April 20, 2006, Fifth Third Bancorp announced the selection of Christopher G. Marshall as the Company’s new Chief Financial Officer. Mr. Marshall, 46, serves on Bank of America’s Management Operating Committee and is a senior executive for Bank of America’s Consumer and Small Business segment. Prior to this position, Mr. Marshall was responsible for the daily operations for Bank of America’s more than 6,000 banking centers. Previously, he was the Chief Financial Officer for Bank of America’s Consumer Products businesses, including credit and debit cards, mortgage, insurance and online banking. Mr. Marshall began his career at Bank of America in 2001 as Chief Financial Officer of Technology and Operations, Global Treasury and e-commerce. In 2002, he was named Chief Operations Officer for Technology and Operations while retaining his finance responsibilities. He will assume his new role at the Company in late May.

A copy of the related press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 – Press release dated April 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

April 20, 2006	/s/ George A. Schaefer, Jr.
George A. Schaefer, Jr.
President and Chief Executive Officer